Exhibit 99.1

R&G FINANCIAL CORPORATION CFO TO STEP DOWN

-R&G Financial Executive, Melba Acosta, Named Interim Chief Financial Officer-

San Juan, Puerto Rico, July 9, 2008—R&G Financial Corporation (the “Company”), a Puerto Rico bank holding company, announced today that Andrés I. Pérez, Executive Vice President and Chief Financial Officer, has resigned from his position effective August 1, 2008. Melba Acosta, the Company’s Executive Vice President—Corporate Risk Management, will act as interim CFO effective August 2, 2008, while the Company undertakes a search for a new CFO. Ms. Acosta’s appointment is subject to regulatory approval. In becoming interim CFO, Ms. Acosta will also continue in her current position reporting to the CEO.

Ms. Acosta has served as the Company’s Executive Vice President—Corporate Risk Management since 2006 and as Senior Vice President—Chief Administrative Officer of the Company from 2004 to 2005. Prior to joining the Company, Ms. Acosta served from 2001 to 2004 as Executive Director and Chief Information Officer at the Office of Management and Budget of the Commonwealth of Puerto Rico, where she was responsible for the preparation of the annual budget for the Commonwealth and the financial supervision of the agencies in the Executive Branch of the Puerto Rico Government. Ms. Acosta, a Certified Public Accountant, is a graduate of the University of Puerto Rico where she obtained a Bachelor’s degree in Business Administration and a Juris Doctor degree. She obtained a Master’s degree in Business Administration from the Harvard Graduate School of Business.

R&G Financial Corporation, currently in its 36th year of operation, is a bank holding company with operations in Puerto Rico, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. The Company operates 36 bank branches and 44 mortgage offices, including 36 mortgage facilities located within its banking branches.